Exhibit 99.1

Contacts:
William B. Boniw
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, Mass., November 10, 2008 — ArQule, Inc. (NASDAQ: ARQL) today reported its results of operations for the fiscal quarter and nine months ended September 30, 2008.

The Company reported a net loss of $11,281,000 or $0.26 per share, for the quarter ended September 30, 2008, compared to a net loss of $11,118,000, or $0.26 per share, for the quarter ended September 30, 2007.  For the nine-month period ended September 30, 2008, the Company reported a net loss of $41,235,000 or $0.94 per share, compared to a net loss of $38,983,000, or $1.00 per share, for the same period in 2007.

At September 30, 2008, the Company had a total of approximately $136,255,000 in cash, cash equivalents and long-term marketable securities, which includes $46,050,000 drawn down during the third quarter under a line of credit collateralized by the Company’s auction rate securities.   This total does not include the $75 million in cash upfront payments to the Company announced earlier today as a result of its two deals with Daiichi Sankyo.

Recent Operational Highlights

•                  Two deals with Daiichi Sankyo, resulting in $75 million in cash upfront to ArQule

•                  Expansion of Phase 2 trial with ARQ 197 in MiT (Microphthalmia Transcription Factor)-associated tumors following achievement of a partial response

•                  Completion of scientific, regulatory and commercial analyses of the overall Phase 2 program with ARQ 197, leading to:

•                  First patient dosed in Phase 2 trial in non-small cell lung cancer (NSCLC)

•                  Dosing increase to 360 milligrams b.i.d. in all trials

•                  Discussion of additional strategic clinical development options with Daiichi Sankyo

“Earlier today, we announced a new strategic relationship with Daiichi Sankyo for the development of ARQ 197 and the discovery of novel oncology therapeutics utilizing our kinase inhibitor platform,” said Paolo Pucci, chief executive officer of ArQule.  “With this announcement, we have set the stage to bring the ARQ 197 development program to the next level, and we are poised to leverage our proprietary discovery capabilities to develop a new generation of highly selective kinase inhibitors.  The upfront cash infusions resulting from these deals total $75 million and allow us to implement our three-year business plan.  We also retain the ability to advance the application of our drug discovery platform through additional in-house and external collaborative research programs directed toward a broad range of human diseases.

“Recent clinical progress was highlighted by the expansion of our Phase 2 trial with ARQ 197 in MiT (Microphthalmia Transcription Factor)-associated tumors following the achievement of a partial response in a patient with clear cell sarcoma, a tumor type for which there is no effective treatment,” said Mr. Pucci.  “We are now proceeding to the second stage of this trial with a higher dose of ARQ 197, and we are preparing to initiate discussions with regulatory authorities to determine the optimal regulatory pathway to prove the utility of this compound in sarcomas.

“Finally, we have completed analyses of the overall Phase 2 development program for ARQ 197,” said Mr. Pucci.  “In addition to proceeding to the second stage of the MiT trial, I am pleased to report (1) the dosing of the first patient in a Phase 2 trial in non-small cell lung cancer following the successful completion of a Phase 1 trial, (2) an across-the-board dose increase in all trials to the 360 milligrams b.i.d. level and (3) planned discussions with Daiichi Sankyo regarding strategic options, including new clinical trial indications.”

Revenues and Expenses

The Company reported total revenues of $2,664,000 for the quarter ended September 30, 2008, compared to revenues of $2,736,000 for the quarter ended September 30, 2007.  Revenues for the nine months ended September 30, 2008 were $8,774,000 compared to revenues of $6,623,000 for the nine months ended September 30, 2007.  Increased revenues for the 2008 nine-month period are primarily due to revenues from Kyowa Hakko Kirin Co., Ltd., our partner for ARQ 197 in geographic areas not covered by our agreement with Daiichi Sankyo, including Japan, China (including Hong Kong), South Korea and Taiwan.

For the quarter ended September 30, 2008, the Company reported total costs and expenses of $14,284,000, compared to total costs and expenses of $15,885,000 for the quarter ended September 30, 2007.  Total costs and expenses for the nine months ended September 30, 2008 were $52,639,000, compared to $49,972,000 for the same period in 2007.

Research and development costs for the three and nine-month periods ended September 30, 2008 were $10,788,000 and $39,220,000 respectively, compared with $12,529,000 and $39,310,000 for the 2007 three and nine-month periods.  The decrease in research and development expense in the current quarter is primarily due to a decrease in clinical outsourcing expenses, offset partially by an increase in personnel costs.

General and administrative costs for the three and nine-month periods ended September 30, 2008 were $3,496,000 and $13,419,000, respectively, compared with $3,356,000 and $10,662,000 for the 2007 three and nine-month periods.  The increased 2008 general and administrative expenses in the 2008 nine-month period were primarily due to non-cash, stock-based compensation costs resulting from the Company’s employment agreements with its previous and current chief executive officers.

On November 3, 2008, ArQule accepted an offer by UBS of certain rights to cause UBS to purchase ArQule’s auction rate securities, as described in a prospectus filed by UBS on October 7, 2008.  As a result of accepting UBS’s offer, ArQule can require UBS to repurchase these securities at par value beginning June 30, 2010.  The prospectus also stipulates that in the event that UBS should exercise its right to demand repayment of any portion of the Company’s current loan collateralized by these securities, UBS will arrange for alternative financing on the same terms as the current loan or, if such alternative financing cannot be established, to repurchase the pledged auction rate securities at par.  The Company believes these terms represent a constructive and positive step toward the resolution of the illiquidity of its auction rate securities investments.

Financial Guidance

As a result of the $75 million in upfront cash payments announced today and committed to ArQule by Daiichi Sankyo, for 2008 ArQule expects revenues to range between $12.2 and $13.2 million, compared to previous revenue guidance ranging between $10.0 and $10.5 million.  Net use of cash is expected to range between $57 and $62 million, compared with previous guidance of between $55 and $60 million.  Net loss is expected to range between $51 and $56 million, and net loss per share to range between $1.16 and $1.28 for the year, compared to previous guidance for net loss ranging between $69 and $74 million, or net loss per share between $1.57 and $1.68.  ArQule expects to end 2008 with between $145 and $150 million in cash, cash equivalents and long-term marketable securities, net of its loan collateralized by our auction rate securities, compared with previous guidance of between $75 and $80 million.

Investor Conference Call

ArQule will host an investor conference call today at 9:00 a.m.

Date:	Monday, November 10, 2008
Time:	9:00 a.m. eastern time

Conference Call Dial-In Numbers
Domestic:	(866) 770-7120
International:	(617) 213-8065
Participant Passcode:	97690659
Webcast:	http://www.ArQule.com

A replay of the conference call will be available beginning at 11:00 a.m. today for seven days and can be accessed by dialing 1-888-286-8010 from the U.S. and Canada, and 1-617-801-6888 from elsewhere.  For archived calls, the access code is 32056271.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead product, which is in clinical-stage development, is ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase.  An additional clinical-stage program includes compounds that activate the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor. The Company’s most advanced pre-clinical development programs are focused on compounds that inhibit the Eg5 kinesin spindle protein and the BRAF kinase.  ArQule’s discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 1 and 2 trials with ARQ 197, as well as certain discovery efforts that would led to pre-clinical candidates.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 and candidates resulting from the Company’s discovery efforts may not demonstrate promising therapeutic effects; in addition, ARQ 197 may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or pre-clinical development or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partner to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197, as well as the planned timing and initiation of pre-clinical activities with compounds generated from the discovery program, are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.
Condensed Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Research and development revenue	$2,664	$2,736	$8,774	$6,623

Costs and expenses:
Research and development	10,788	12,529	39,220	39,310
General and administrative	3,496	3,356	13,419	10,662
Total costs and expenses	14,284	15,885	52,639	49,972

Loss from operations	(11,620)	(13,149)	(43,865)	(43,349)

Interest income	557	2,031	2,848	4,366
Interest expense	(218)	—	(218)	—

Net loss	$(11,281)	$(11,118)	$(41,235)	$(38,983)

Basic and diluted net loss per share:
Net loss per share	$(0.26)	$(0.26)	$(0.94)	$(1.00)

Weighted average basic and diluted shares outstanding	43,894	43,557	43,821	38,793

Balance sheet data (in thousands):	September 30, 2008	December 31, 2007

Cash, equivalents and marketable securities- short term	$74,672	$135,082
Marketable securities- long term	61,583	—
	$136,255	$135,082

Total assets	$144,923	$142,210
Stockholders’ equity	$48,419	$88,041

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